                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 SCHEDULE 14D-9


                 RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934




                       PRODIGY COMMUNICATIONS CORPORATION
                            (Name of Subject Company)
                        PRODIGY COMMUNICATIONS COPORATION
                       (Names of Persons Filing Statement)
                 CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)
                                CUSIP 74283 P107
                      (CUSIP Number of Class of Securities)
                                 DANIEL IANNOTTI
                       PRODIGY COMMUNICATIONS CORPORATION
                             6500 RIVER PLACE BLVD.
                                  BUILDING III
                                AUSTIN, TX 78735
                                  (512)527-1150


           (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the
                            persons filing statement)


                                 With Copies to:
                                 ROBERT S. BAIRD
                             VINSON & ELKINS L.L.P.
                               ONE AMERICAN CENTER
                               600 CONGRESS AVENUE
                                   SUITE 2700
                              AUSTIN, TX 78701-3200
                                 (512) 495-8400
/ / Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

ITEM 1.         SUBJECT COMPANY INFORMATION.

   (a) The name of the subject company is Prodigy Communications Corporation, a Delaware corporation. Prodigy Communications Corporation's principal executive offices are at 6500 River Place Blvd., Building III, Austin, TX 78730 and its telephone number is (512) 527-1500.

   (b) The class of securities to which this Statement relates is Class A Common Stock. As of August 7, 2001, there were 70,480,750 shares of Class A Common Stock outstanding and approximately 4,223,313 shares of Class A Common Stock subject to issuance at $5.45 or less pursuant to Prodigy's stock option and incentive plans.

ITEM 2.         IDENTITY AND BACKGROUND OF FILING PERSON.

   (a) The filing person of this Statement is Prodigy Communications Corporation, a Delaware corporation. The business address and business telephone number of Prodigy are set forth in Item 1(a) above.

   (b) This Statement relates to the tender offer by SBC Internet Communications, Inc. ("SBC Internet"), an indirect wholly owned subsidiary of SBC Communications Inc. ("SBC"), to purchase all of the outstanding Class A Common Stock at a price of $5.45 per share on the terms and conditions set forth in the Offer to Purchase, dated October 2, 2001 and related Letter of Transmittal (together with the Offer to Purchase, the "Offer").

   (c) Schedule TO reflects that the principal offices of SBC Internet are located at 175 E. Houston Street, San Antonio, TX 78205.

ITEM 3.         PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

   (a) Prodigy's most recent Form 10-K filed with the SEC is incorporated herein by reference. The information set forth under "SBC Transaction" and "Certain Factors That May Affect Future Operating Results" discuss SBC's relationship with Prodigy and the potential for conflicts of interest.

   (b) Prodigy and SBC have reached an understanding to amend the Internet Service Resale Agreement ("Resale Agreement") to allow SBC to reduce portal payments to Prodigy for DSL services for those DSL subscribers who do not use and cancel the DSL service. The understanding was approved by an Independent Directors Committee of Prodigy's Board of Directors on September 26, 2001 but the amendment has not yet been executed by Prodigy or SBC. The proposed amendment is attached as
         Exhibit 1.

   (c) Prodigy and SBC have reached an understanding to amend the Narrowband Internet Sales Agency Agreement to allow Prodigy to delay the date on which Prodigy incurs an obligation to make bounty payments to SBC for the acquisition of dial-up subscribers who initially pay a discounted promotional rate. The understanding would amend the Narrowband Internet Sales Agency Agreement by delaying the incurrence of the obligation for such bounty payments until the issuance of the third monthly bill for Prodigy's service. The understanding was approved by an Independent Directors Committee of Prodigy's Board of Directors on September 26, 2001 but the amendment has not yet been executed by Prodigy or SBC. The proposed amendment is attached as Exhibit 2.

   (d) Prodigy and SBC have reached an understanding to amend the Resale Agreement to provide that SBC will be the retailer of ISDN Internet access service and that such subscribers will be treated as if they are business dial-up subscribers. Under the amendment, SBC will pay Prodigy the monthly business dial-up fee for such ISDN subscribers. The understanding was approved by an Independent Directors Committee of Prodigy's Board of Directors on September 26, 2001 but the amendment has not yet been executed by Prodigy or SBC. The proposed amendment is attached as Exhibit 3.

   (e) SBC's shared voting power and ownership of Prodigy and Prodigy's common stock are identified in Item 6, "Special Factors, Background of SBC's Investment in Prodigy" and "Security Ownership of Certain Beneficial Owners and Management" of SBC's Offer and Schedule TO and are incorporated herein by reference.

   (f) See "Additional Information" of SBC's Amendment No. 1 to Schedule TO which is incorporated herein by reference.

ITEM 4.         THE SOLICITATION OR RECOMMENDATION.

   (a) AS MORE FULLY DESCRIBED BELOW, PRODIGY IS UNABLE TO TAKE A POSITION AT THIS TIME ON SBC's $5.45 PER SHARE OFFER GIVEN THE POSSIBILITY OF AN INCREASED OFFER PRICE OR A NEGOTIATED TRANSACTION.

   (b) Due to SBC's significant ownership of Prodigy and the various business relationships with Prodigy, Prodigy's Board of Directors recognized the potential for a conflict of interest between SBC and Prodigy and formed an Independent Directors Committee ("Committee") in December of 2000 to independently evaluate Prodigy and SBC agreements. The Committee is comprised of three Directors who have no affiliation with SBC or any other major shareholder. The Board delegated the authority to the Committee to determine what recommendation Prodigy would make to its shareholders with respect to SBC's tender offer. On October 15, 2001, the Committee unanimously determined that Prodigy is unable to take a position at this time on a recommendation to shareholders. The reasons for this position are as follows:

            o The possibility of an increase in the Offer price by SBC. On October 15, 2001, SBC filed Amendment No. 1 to its Schedule TO which describes the status of discussions between SBC and its representatives with the Committee and its representatives.

            o The possibility of a negotiated transaction between Prodigy and SBC whereby Prodigy would be acquired by SBC.

   (c) Prodigy's letter transmitting its position to shareholders is attached as Exhibit 4.

         Prodigy's press release announcing its position is attached as Exhibit
         5.

   (d) To the best of Prodigy's knowledge, after making reasonable inquiry, none of Prodigy's executive officers and directors currently intends to tender pursuant to the Offer any shares held of record or beneficially owned by them as of the date hereof.

ITEM 5.         PERSON/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

   (a) Prodigy's Committee engaged Deutsche Banc Alex Brown Inc. ("Deutsche Banc") to advise and assist the Committee in the course of the Committee's consideration of the Offer and its fairness. The engagement letter between Deutsche Banc and Prodigy provides that Prodigy will indemnify and hold harmless Deutsche Banc from any liability resulting from its engagement other than liability resulting from Deutsche Banc's gross negligence. In the engagement letter Prodigy also agreed to reimburse Deutsche Banc for its out of pocket costs and expenses and to pay the fee described in Item 5(b) at such time as Deutsche Banc renders its opinion to the Independent Directors Committee.

   (b) Prodigy's Committee agreed that Prodigy would pay Deutsche Banc a fee of $3,000,000 for its assistance and analysis. No portion of the fee is contingent on the nature of Deutsche Banc's advice regarding the offer.

   (c) Except as set forth above, neither Prodigy nor any person acting on its behalf has employed, retained or compensated any other person to make any solicitations or recommendations to shareholders on its behalf concerning the Offer.

ITEM 6.         INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

   (a) Neither Prodigy, nor, to the best of its knowledge, any of its officers, directors, affiliates or subsidiaries has engaged in any transactions in Class A Common Stock in the past 60 days.

ITEM 7.         PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

   (a) Except as described in this Statement, no negotiation is being undertaken or engaged in by Prodigy which relates to or would result in: (i) a tender offer or other acquisition of the shares by Prodigy;
         (ii) an extraordinary transaction, such as a merger, reorganization, or liquidation, involving Prodigy; (iii) a purchase, sale, or transfer of a material amount of assets by Prodigy; or (v) any material change in the present indebtedness or capitalization of Prodigy.

   (b) At a meeting of the Board of Directors of Prodigy held on October 15, 2001, the Board granted to the Committee the authority to consider the draft merger agreement furnished by SBC to counsel for the Committee and to make any recommendations with respect thereto. Any such merger agreement would require the unanimous approval of the Executive Steering Committee and approval of the Board. Except as described or referred to in this Statement, there are no transactions, Prodigy Board resolutions, agreements in principle or signed contracts entered into in response to the Offer that would relate to one or more of the matters referred to in this Item 7.

   (c) As part of Prodigy's Committee's investigations concerning the Offer, members of the Committee and its advisors engaged in the discussions with SBC and its representatives, including discussions regarding the adequacy of the price.

ITEM 8.         ADDITIONAL INFORMATION.

On October 3, 2001, Telefonos de Mexico, S.A. de C.V. ("Telmex") and Carso Global Telecom, S.A. de C.V. ("CGT"), collectively the largest shareholder of Prodigy common stock, announced their determination that the Offer was not adequately priced at $5.45 per share. Telmex and CGT announced that they "did not rule out a sale of Prodigy and would be prepared to give thoughtful and measured consideration to an appropriate acquisition proposal." On October 11, 2001, VarTec Telecom Inc., the third largest shareholder of Prodigy common stock, announced that it would refuse to tender its shares in the Offer.

ITEM 9.         EXHIBITS.

1              Proposed Amendment No. 2 to Resale Agreement

2              Proposed Amendment No. 1 to Internet Sales Agency Agreement

3              Proposed Amendment No. 3 to Resale Agreement

4              October 16, 2001 Shareholder Recommendation Letter

5              October 16, 2001 Press Release





                                    SIGNATURE
After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                             PRODIGY COMMUNICATIONS CORPORATION

                             By: /s/ Daniel Iannotti
                                     ------------------------------------
                             Name:  Daniel Iannotti
                             Title: Senior Vice President, General Counsel &
                                    Secretary


Date: October 16, 2001

--------------------------------------------------------------------------------

              AMENDMENT NO. 2 TO INTERNET SERVICE RESALE AGREEMENT

         This AMENDMENT NO. 2 (the "Amendment") to the INTERNET SERVICE RESALE AGREEMENT is entered into effective August 1, 2001 (the "Effective Date"), by and among SBC Communications Inc., SBC Internet Communications, Inc., Prodigy Communications Corporation and Prodigy Communications Limited Partnership. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Internet Service Resale Agreement.

         Whereas, the Parties have entered into an Internet Service Resale Agreement dated as of January 1, 2001 (the "Resale Agreement");

         Whereas, the Parties each desire to enter into this Amendment for the purpose of amending the Resale Agreement;

         Whereas, Section 11.6 of the Resale Agreement permits the Parties to vary, amend or extend the Resale Agreement by written agreement executed and delivered by duly authorized officers or representatives of the respective Parties; and

         Whereas, the Parties each desire that, except to the extent amended by this Amendment, all terms of the Resale Agreement shall remain in full force and effect without amendment, change or modification.

         NOW, THEREFORE, in consideration of the mutual agreements of the Parties contained herein and in the Resale Agreement, the Parties hereto agree as follows:

         1. Section 3.4(c)(i):

         A new subsection (D) of Section 3.4(c)(i) of the Resale Agreement shall be added as follows:

               (D)(1) Notwithstanding the foregoing, SBC or its Affiliates shall be entitled to reduce each monthly payment to Operating Partnership by the amount of the Total SBC Broadband Access Subscriber Credit for Early Cancellation SBC Broadband Access Subscribers. From the Effective Date until December 31, 2001, (the "Initial Period") the phrase "Early Cancellation SBC Broadband Access Subscribers" shall mean any SBC Broadband Access Subscriber who: 1) did not register and authenticate as a SBC Broadband Access Subscriber; and 2) was issued a service credit by SBC; and 3) whose service was discontinued or cancelled. From and after January 1, 2002, (the "Remaining Period") the phrase "Early Cancellation SBC Broadband Access Subscribers" shall mean any SBC Broadband Access Subscriber who (1) did not register and authenticate as a SBC Broadband Access Subscriber, and (2) was issued a service credit by SBC; and (3) whose service was discontinued or cancelled. For each Early Cancellation SBC Broadband Access Subscriber, the "SBC Broadband Access Subscriber Credit" shall be the amount that SBC has paid Operating Partnership for the Prodigy Resold Service for such Early Cancellation SBC Broadband Access Subscriber but, in no event, shall the amount exceed (i) during the Initial Period four (4) times or during the

                  Remaining Period two (2) times the Base Wholesale Price applicable to the time period during which the Early Cancellation SBC Broadband Access Subscriber was a SBC Broadband Access Subscriber. The "Total SBC Broadband Access Subscriber Credit" shall be the sum total of each individual SBC Broadband Access Subscriber Credit(s) calculated for the applicable monthly period.




         2. Section 3.4(c)(ii):

         A new subsection (D) of Section 3.4(c)(ii) of the Resale Agreement shall be added as follows:

                  (1) Notwithstanding the foregoing, SBC or its Affiliates shall be entitled to reduce each monthly payment to Operating Partnership by the amount of the Total SBC Business Narrowband Access Subscriber Credit for Early Cancellation SBC Business Narrowband Access Subscribers. During the Initial Period, the phrase "Early Cancellation SBC Business Narrowband Access Subscribers" shall mean any SBC Business Narrowband Access Subscriber who 1) did not register and authenticate as a SBC Business Narrowband Access Subscriber; and 2) was issued a service credit by SBC; and 3) whose service was discontinued or cancelled. During the Remaining Period the phrase "Early Cancellation SBC Narrowband Access Subscribers" shall mean any SBC Business Narrowband Access Subscriber who did not register and authenticate as a SBC Business Narrowband Access Subscriber, (2) was issued a service credit by SBC, and (3) whose service was discontinued or cancelled. For each Early Cancellation SBC Business Narrowband Access Subscriber, the "SBC Business Narrowband Access Subscriber Credit" shall be the amount that SBC has paid Operating Partnership for the Prodigy Resold Service for such Early Cancellation SBC Business Narrowband Access Subscriber but, in no event, shall the amount exceed (i) during the Initial Period four (4) times or (ii) during the Remaining Period two times the Business Customer Narrowband Wholesale Price applicable to time period during which the Early Cancellation SBC Business Narrowband Access Subscriber was a SBC Business Narrowband Access Subscriber. The "Total SBC Business Narrowband Access Subscriber Credit" shall be the sum total of each individual SBC Business Narrowband Access Subscriber Credit(s) calculated for the applicable monthly period.


         3. Section 3.4(d):

         Section 3.4(d) of the Resale Agreement shall be amended as follows:

         (d) If in any of the following twelve (12) month periods, SBC, its Affiliates and its distributors of the Resold Prodigy Service in the aggregate procure fewer gross additional Broadband Access Subscribers than SBC's Broadband Access Subscriber Commitment for such period (set forth below), SBC or its Affiliate shall pay Operating Partnership the product of (i) six (6), (ii) the Base Wholesale Price applicable during such period, except for such period(s) in which the Base Wholesale Price is $5.00, in which case, solely for purposes of this calculation $6.00 shall be substituted for the Base Wholesale Price, and (iii) the difference between (A) the Broadband Access Subscriber Commitment for such period, and (B) the actual aggregate gross additional Broadband Access SBC Subscribers procured by SBC, its Affiliates and their respective distributors during such period; provided, however, for purposes of calculating the foregoing payment, the Broadband Access Subscriber Commitment for a Broadband Shortfall Period shall be reduced by three (3) for every Narrowband Access Subscriber procured by SBC, its Affiliates and their distributors (whether such Narrowband Access Subscribers are procured by SBC, its Affiliates or their distributors on behalf of Prodigy or its Affiliates pursuant to the Sales Agency Agreement or procured by SBC, its Affiliates or their distributors pursuant to this Agreement) that is in excess of the Narrowband Access Subscriber Commitment for such period. In addition, if in any of the following twelve (12) month periods, SBC, its Affiliates and its distributors in the aggregate procure fewer gross additional Narrowband Access Subscribers (whether such Narrowband Access Subscribers are procured by SBC, its Affiliates or their distributors on behalf of Prodigy or its Affiliates pursuant to the Sales Agency Agreement or procured by SBC, its Affiliates or their distributors pursuant to this Agreement) than SBC's Narrowband Access Subscriber Commitment for such period (set forth below), SBC or its Affiliate shall pay Operating Partnership the product of (i) six (6), (ii) the Base Wholesale Price applicable during such period, except for such period(s) in which the Base Wholesale Price is $5.00, in which case, solely for purposes of this calculation $6.00 shall be substituted for the Base Wholesale Price, and
(iii) the difference between (A) the Narrowband Access Subscriber Commitment for such period, and (B) the actual aggregate gross additional Narrowband Access SBC Subscribers procured by SBC, its Affiliates and their respective distributors during such period (whether such Narrowband Access Subscribers are procured by SBC, its Affiliates or their distributors on behalf of Prodigy or its Affiliates pursuant to the Sales Agency Agreement or procured by SBC, its Affiliates or their distributors pursuant to this Agreement); provided, however, for purposes of calculating the foregoing payment, the Narrowband Access Subscriber Commitment for such Narrowband Shortfall Period shall be reduced by one (1) for every three (3) Broadband Access Subscribers procured by SBC, its Affiliates and their distributors that is in excess of the Broadband Access Subscriber Commitment for such period.

         If in any of the following twelve (12) month periods (an "EXCESS BROADBAND PERIOD"), SBC, its Affiliates and its distributors procure more gross additional Broadband Access Subscribers in such period than SBC's Broadband Access Subscriber Commitment for such period ("EXCESS BROADBAND SUBSCRIBERS"), SBC or its Affiliate shall be entitled, at SBC's election, (i) to reduce the

Broadband Access Subscriber Commitment for subsequent periods by the amount of the Excess Broadband Subscribers for such period, (ii) to offset amounts payable to Prodigy under this Section 3.4(d) in subsequent periods in an amount equal to the product of (A) the number of Excess Broadband Subscribers, (B) the Base Wholesale Price for such Excess Broadband Period, except for such period(s) in which the Base Wholesale Price is $5.00, in which case, solely for purposes of this calculation $6.00 shall be substituted for the Base Wholesale Price, and
(C) six (6), or (iii) to receive a payment from Prodigy, but only up to the amount of any payments previously made by SBC to Prodigy or Operating Partnership pursuant to this Section 3.4(d), equal to the product of (A) the number of Excess Broadband Subscribers, (B) the Base Wholesale Price for such Excess Broadband Period, except for such period(s) in which the Base Wholesale Price is $5.00, in which case, solely for purposes of this calculation $6.00 shall be substituted for the Base Wholesale Price, and (C) six (6).

         If in any of the following twelve (12) month periods (an "EXCESS NARROWBAND PERIOD"), SBC, its Affiliates and its distributors procure more gross additional Narrowband Access Subscribers in such period (whether such Narrowband Access Subscribers are procured by SBC, its Affiliates or their distributors on behalf of Prodigy or its Affiliates pursuant to the Sales Agency Agreement or procured by SBC, its Affiliates or their distributors pursuant to this Agreement) than SBC's Narrowband Access Subscriber Commitment for such period ("EXCESS NARROWBAND SUBSCRIBERS"), SBC or its Affiliate shall be entitled, at SBC's election, (i) to reduce the Narrowband Access Subscriber Commitment for subsequent periods by the amount of the Excess Narrowband Subscribers for such period, (ii) to offset amounts payable to Prodigy under this Section 3.4(d) in subsequent periods in an amount equal to the product of (A) the number of Excess Narrowband Subscribers, (B) the Base Wholesale Price for such Excess Narrowband Period, except for such period(s) in which the Base Wholesale Price is $5.00, in which case, solely for purposes of this calculation $6.00 shall be substituted for the Base Wholesale Price, and (C) six (6), or (iii) to receive a payment from Prodigy, but only up to the amount of any payments previously made by SBC to Prodigy or Operating Partnership pursuant to this Section 3.4(d), equal to the product of (A) the number of Excess Narrowband Subscribers, (B) the Base Wholesale Price for such Narrowband Excess Period, except for such period(s) in which the Base Wholesale Price is $5.00, in which case, solely for purposes of this calculation $6.00 shall be substituted for the Base Wholesale Price, and
(C) six (6).

         The foregoing payments shall be made, if applicable, by SBC or its Affiliate to Prodigy annually; it being understood and acknowledged by the Parties that the payment related to any shortfall in the Narrowband Access Subscriber Commitment, if any, is the same as and not duplicative of SBC's Narrowband Access Subscriber Commitment payment in Section 3.6(b) of the Sales Agency Agreement.


-----------------------------------------------------------------------------------------------------------------------
               Period                                Broadband Access Subscriber        Narrowband Access Subscriber
                                                               Commitment                         Commitment
-----------------------------------------------------------------------------------------------------------------------
January 1, 2001 to December 31, 2001                            700,000                             100,000
-----------------------------------------------------------------------------------------------------------------------
January 1, 2002 to December 31, 2002                            650,000                              75,000
-----------------------------------------------------------------------------------------------------------------------
January 1, 2003 to December 31, 2003                            600,000                              50,000
-----------------------------------------------------------------------------------------------------------------------
January 1, 2004 to December 31, 2004                            500,000                              25,000
-----------------------------------------------------------------------------------------------------------------------
January 1, 2005 to December 31, 2005                            500,000                              25,000
-----------------------------------------------------------------------------------------------------------------------
January 1, 2006 to December 31, 2006                            400,000                              25,000
-----------------------------------------------------------------------------------------------------------------------

January 1, 2007 to December 31, 2007                            200,000                              25,000
-----------------------------------------------------------------------------------------------------------------------
January 1, 2008 to December 31, 2008                            100,000                              25,000
-----------------------------------------------------------------------------------------------------------------------
January 1, 2009 to December 31, 2009                            100,000                              25,000
-----------------------------------------------------------------------------------------------------------------------



         For the purpose of this Section 3.4(d), no early cancellation SBC Broadband Access Subscribers or Early Cancellation SBC Business Narrowband Access Subscribers shall be considered in determining whether SBC has met its Broadband Access Subscriber Commitment or its Narrowband Access Subscriber Commitment for any Period specified in this Section 3.4(d).

         IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed in its name and on its behalf, this ______ day of ___________ 2001.

                                   SBC COMMUNICATIONS INC.



                                   By:
                                        -----------------------------------
                                      Name:
                                      Title:


                                   SBC INTERNET COMMUNICATIONS, INC.



                                   By:
                                        -----------------------------------
                                      Name:
                                      Title:


                                   PRODIGY COMMUNICATIONS CORPORATION



                                   By:
                                        -----------------------------------
                                      Name:  Paul Roth
                                      Title: CEO and President


                                   PRODIGY COMMUNICATIONS LIMITED PARTNERSHIP

                                   By: Prodigy Communications Corporation, as
                                       general partner of Prodigy Communications
                                       Limited Partnership


                                   By:
                                        -----------------------------------
                                      Name:  Paul Roth
                                      Title: CEO and President

      AMENDMENT NO. 1 TO NARROWBAND INTERNET SERVICE SALES AGENCY AGREEMENT

         This AMENDMENT NO. 1 (the "Amendment") to the NARROWBAND INTERNET SERVICE SALES AGENCY AGREEMENT is as of August 1, 2001 (the "Effective Date"), by and among SBC Communications Inc., SBC Internet Communications, Inc., Prodigy Communications Corporation and Prodigy Communications Limited Partnership. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Internet Service Sales Agency Agreement.

         Whereas, the Parties have entered into a Narrowband Internet Service Sales Agency Sales Agency Agreement dated as of January 1, 2001 (the "Sales Agency Agreement");

         Whereas, the Parties each desire to enter into this Amendment for the purpose of amending the Sales Agency Agreement;

         Whereas, Section 11.6 of the Sales Agency Agreement permits the Parties to vary, amend or extend the Sales Agency Agreement by written agreement executed and delivered by duly authorized officers or representatives of the respective Parties; and

         Whereas, SBC Sub may, with the support of Operating Partnership, from time to time offer Prodigy Service with a discounted initial monthly rate (the "Promotional Rate") for a specified time period after which the Subscriber will be billed at an agreed-upon Retail Rate (the "Retail Rate") (collectively, the "Promotional Plan").

         Whereas, the parties desire to alter the method by which the Operating Partnership pays SBC Sub a bounty for certain specified Subscribers who subscribe to a Promotional Plan, and

         Whereas, the Parties each desire that, except to the extent amended by this Amendment, all terms of the Sales Agency Agreement shall remain in full force and effect without amendment, change or modification.

         NOW, THEREFORE, in consideration of the mutual agreements of the Parties contained herein and in the Sales Agency Agreement, the Parties hereto agree as follows:

         SECTION 3.6(c)

         A new Section 3.6 shall be added as follows:

                  (c) No bounty shall be due SBC Sub for any Subscriber who agrees to purchase a Promotional Plan where the Promotional Rate is less than fifty percent (50%) of the Retail Rate (a "Delayed Bounty Subscriber") until the earlier of (i) the ninetieth day after the Delayed Bounty Subscriber subscribes to the Promotional Plan and (ii) such time as the Delayed Bounty Subscriber shall have been issued three monthly bills for Prodigy Service.

         At such time as a Delayed Bounty Subscriber has been issued three monthly bills, then the Operating Partnership shall pay SBC Sub a bounty in accordance with this Section 3.6.



IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed in its name and on its behalf, all this _________ day of ______________ 2001.

                                SBC COMMUNICATIONS INC.



                                By:
                                     -----------------------------------
                                   Name:
                                   Title:



                                SBC INTERNET COMMUNICATIONS, INC.



                                By:
                                     -----------------------------------
                                   Name:
                                   Title:



                                PRODIGY COMMUNICATIONS CORPORATION



                                By:
                                     -----------------------------------
                                   Name: Paul Roth
                                   Title: CEO and President



                                PRODIGY COMMUNICATIONS LIMITED PARTNERSHIP

                                By: Prodigy Communications Corporation, as
                                    general partner of Prodigy Communications
                                    Limited Partnership



                                By:
                                     -----------------------------------
                                   Name: Paul Roth
                                   Title: CEO and President

              AMENDMENT NO. 3 TO INTERNET SERVICE RESALE AGREEMENT


         This AMENDMENT NO. 3 (the "Amendment") to the INTERNET SERVICE RESALE AGREEMENT is entered into effective September 1, 2001 (the "Effective Date"), by and among SBC Communications Inc., SBC Internet Communications, Inc., Prodigy Communications Corporation and Prodigy Communications Limited Partnership. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Internet Service Resale Agreement.

         Whereas, the Parties have entered into an Internet Service Resale Agreement dated as of January 1, 2001 (the "Resale Agreement");

         Whereas, Section 11.6 of the Resale Agreement permits the Parties to vary, amend or extend the Resale Agreement by written agreement executed and delivered by duly authorized officers or representatives of the respective Parties;

         Whereas, the Parties desire to Amend the Resale Agreement to provide that consumer and small business customers that access services of SBC and SBC Sub under the Resale Agreement using dial-up Integrated Services Digital Network will become customers of SBC and SBC Sub and in all other respects will be considered to be Business Customers that use Narrowband Access under the Resale Agreement;

         Whereas, the Parties each desire that, except to the extent amended by this Amendment, all terms of the Resale Agreement as amended from time to time shall remain in full force and effect without change or modification.

         NOW, THEREFORE, in consideration of the mutual agreements of the Parties contained herein and in the Resale Agreement, the Parties hereto agree as follows:

         1.  SECTION 3.1

         A new Section 3.1(e) shall be added as follows:

                  (e) Integrated Services Digital Network ("ISDN") dial-up service used to access services of SBC and SBC Sub under the Resale Agreement is a form of Narrowband Access. Consumer and small business customers that access such services using ISDN dial-up shall be considered to be Business Customers for purposes of the Resale Agreement. Prodigy shall provide the Resold Prodigy Service to SBC for such Business Customers pursuant to Section 3.4 of the Resale Agreement.

         IN WITNESS WHEREOF, the Parties have caused this Amendment NO. 3 to be duly executed in its name and on its behalf, this ______ day of ___________ 2001.



                                    SBC COMMUNICATIONS INC.


                                    By:
                                         -----------------------------------
                                       Name:
                                       Title:



                                    SBC INTERNET COMMUNICATIONS, INC.


                                    By:
                                         -----------------------------------
                                       Name:
                                       Title:



                                    PRODIGY COMMUNICATIONS CORPORATION



                                    By:
                                         -----------------------------------
                                       Name: Paul Roth
                                       Title: CEO and President



                                    PRODIGY COMMUNICATIONS LIMITED PARTNERSHIP

                                    By: Prodigy Communications Corporation, as
                                        general partner of Prodigy
                                        Communications Limited Partnership



                                    By:
                                         -----------------------------------
                                       Name: Paul Roth
                                       Title: CEO and President

                                                       [PRODIGY LOGO]



October 16, 2001


Dear Prodigy Shareholder:

         As you know, on October 2, 2001, SBC Communications Inc. commenced a tender offer for all of the outstanding shares of Class A common stock of Prodigy at an offer price of $5.45 per share. Prodigy's Board of Directors established an Independent Directors Committee, comprised of those Directors who have no affiliation with SBC or any other major shareholder, in December of 2000 to evaluate business agreements between Prodigy and SBC.

         The Board delegated the Committee the authority to determine what recommendation Prodigy would make to its shareholders with respect to SBC's October 2, 2001 tender offer. The Committee engaged its own counsel and financial advisors. The Committee has determined that Prodigy is unable to take a position on the offer at this time for the reasons set forth below.

         The reasons for the position are the possibility of an increase in the offer price by SBC and the possibility of a negotiated transaction between Prodigy and SBC. On October 15, 2001, SBC filed Amendment No. 1 to its Schedule TO, which describes the status of discussions between SBC and its representatives and the Committee and its representatives.

         Prodigy recommends that shareholders defer a decision on the offer until the results of the discussions are known. Prodigy will communicate with you as soon as practicable if and when SBC increases its offer price or the parties reach agreement on a negotiated transaction.

         Thank you for your careful consideration of this matter. We encourage you to read Prodigy's Form 10-K filed with the SEC and incorporated into Prodigy's Annual Report 2000 - especially those portions entitled "SBC Transaction" and "Certain Factors That May Affect Future Operating Results" - for a more thorough discussion of SBC's relationship with Prodigy and the potential for conflicts of interest.


                                                     Sincerely,


                                                     Charles Foster




              6500 River Place Blvd., Bldg. III, Austin, TX 78730
                      Tel 512.527.1500 Fax 512.345.5361
                               www.prodigy.com

                                 [PRODIGY LOGO]
                                 PRODIGY COMMUNICATIONS L.P.



                            CONTACTS:       PRODIGY COMMUNICATIONS CORP.
                                            MEDIA: Denise Clarke Fraser
                                            512.527.1120
                                            INVESTORS: Robert Mead
                                            Gavin Anderson & Co.
                                            212.515.1960



                          PRODIGY DEFERS RECOMMENDATION
                               ON SBC TENDER OFFER

AUSTIN, TEXAS -- October 16, 2001 -- Prodigy Communications Corporation (NASDAQ:
PRGY) announced today that in light of ongoing discussions between representatives of the Independent Directors Committee and representatives of SBC Communications Inc., Prodigy is unable to take a position at this time regarding the current tender offer of $5.45 per share for Prodigy Class A common stock by SBC Internet Communications, Inc., a subsidiary of SBC Communications Inc. Prodigy therefore recommends that shareholders defer a decision on the offer until the results of the discussions are known.

         During the past several days, the Independent Directors Committee of Prodigy's Board of Directors has been engaged in discussions with representatives of SBC regarding a possible increase in the price being offered by SBC for Prodigy Class A common stock and the possibility of a negotiated transaction.

         As previously disclosed, upon receiving SBC's tender offer on October 2, the Independent Directors Committee comprised of three directors who have no affiliation with SBC or any other major shareholder began reviewing and evaluating the offer. The committee was given the authority and responsibility to determine Prodigy's position with respect to SBC's offer and hired its own counsel and financial advisors to evaluate the tender offer.

         The Committee has reported that it is unable to take a position at this time in light of the pending discussions.

         The status of discussions between Prodigy and SBC are further discussed in Prodigy's 14D-9 filing with the SEC on October 16, 2001, as well as in SBC's Amendment No. 1 to its Schedule TO filed with the SEC on October 15, 2001.

ABOUT PRODIGY COMMUNICATIONS CORPORATION (WWW.PRODIGY.COM): Prodigy Communications Corporation (NASDAQ: PRGY) is one of the nation's largest Internet service providers serving both owned and managed dial and DSL subscribers. With its alliance with SBC Communications, Prodigy is the industry leader in serving DSL subscribers. Prodigy delivers fast and reliable Internet access and user-friendly Internet-based products, services and information via a nationwide network covering more than 850 locations in all 50 states, allowing more than 90 percent of the U.S. population to access Prodigy's dial service with a local telephone call. Prodigy features superior content, e-mail and e-mail attachment capabilities, Prodigy Instant Messaging(TM), Prodigy Chat(TM), and Prodigy Online Communities, combined with the accessibility and freedom of direct access to the World Wide Web for all users. ProdigyBiz offers a powerful suite of specially designed Internet products and services for small business owners. Prodigy(R) en Espanol(TM), is the nation's first-ever, fully bilingual Spanish/English-language Internet service created especially for the U.S. Spanish-speaking population.



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